Exhibit 8.1
HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

April 4, 2008

New York Mortgage Trust, Inc.
1301 Avenue of the Americas
New York, New York 10019

New York Mortgage Trust, Inc.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”) in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), including a prospectus and all documents incorporated by reference therein, filed with the Securities and Exchange Commission on April 4, 2008, with respect to 15,000,000 shares of common stock, par value $0.01 per share, of the Company, that may be sold from time to time by the selling stockholders named under the section heading “Selling Stockholders” in the Registration Statement, as it may be amended from time to time. You have requested our opinion regarding certain U.S. federal income tax matters.

The Company is a residential mortgage finance company that acquires, retains, and securitizes mortgage assets, including mortgage-backed securities and residential mortgage loans.

In giving this opinion letter, we have examined the following:

1.    the Company’s Articles of Amendment and Restatement;

2.     the Company’s Bylaws;

3.    the organizational documents for New York Mortgage Funding, LLC (“NYMF”) and Hypotheca Capital, LLC (“Hypotheca”);

New York Mortgage Trust, Inc.
April 4, 2008

4.    the Registration Statement and the related prospectus dated on or about April 4, 2008 (the “Prospectus”);

5.    the TRS election for Hypotheca, which election, as amended, lists The New York Mortgage Company, Inc. and NYMC Loan Corporation as greater than 35%-owned subsidiaries; and

6.    such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.    each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.    during its taxable year ending December 31, 2008, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.    the Company will not make any amendments to its organizational documents or the organizational documents of NYMF, Hypotheca, or any other subsidiary after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.    no action will be taken by the Company, NYMF, Hypotheca, or any other subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below is based.

In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” (which is incorporated herein by reference), we are of the opinion that:

New York Mortgage Trust, Inc.
April 4, 2008

(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its short taxable year ended December 31, 2004 and its taxable years ended December 31, 2005 through December 31, 2007, and the Company’s organization and current and proposed method of operation (as described in the Officer’s Certificate) will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2008 and thereafter; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT,” constitute an accurate summary thereof in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, speaks only as of the date hereof, and may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency (other than as contemplated by the preceding paragraph) without our express written consent.

New York Mortgage Trust, Inc.
April 4, 2008

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Very truly yours, /s/ Hunton & Williams LLP

08074/11502